EXHIBIT 10.1

November 26, 2018

Michael P. Daly
3 West Hollow
Andover, MA 01810

RESIGNATION, SEPARATION AGREEMENT
AND FULL AND FINAL RELEASE OF CLAIMS

Dear Michael,

This letter agreement (“Agreement”) is entered into between Berkshire Hills Bancorp, Inc. and Berkshire Bank, on the one hand, and Michael P. Daly (“Daly,” “you,” or “your”), on the other (collectively, the “Parties”).

Per our mutual understanding, your employment as CEO and President of  Berkshire Hills Bancorp, Inc. (“Company”) and CEO of Berkshire Bank (“Bank”) (collectively, the “Employers”), and as a director of the Company and of the Bank will end as a result of your resignation.  You and the Employers desire to resolve any and all issues relating to the conclusion of your employment amicably and on mutually satisfactory terms.   To that end, and as additional compensation to you, the Employers are offering you a separation package in accordance with the terms of this Agreement.

Upon your signature, this Agreement shall constitute the agreement between you and the Employers on the terms of your separation from employment as follows:

1. Resignation.   You shall resign from your positions as CEO and President of  the Company and CEO of the Bank, and as a director of the Company and of the Bank, and all of their respective subsidiaries and affiliates, effective November 26, 2018 (“Resignation Date”).  The Company and/or the Bank will issue a press release, with input from Daly, which sets forth that the Employers and Daly have mutually decided that Daly will resign from his positions as CEO and President of the Company and as CEO of the Bank, and as a director of the Company and of the Bank. You shall be paid your earned salary and accrued but unused vacation pay, if any, through the Resignation Date, less legally required withholdings.

2. Cash Separation Payments.  Upon your timely execution of this Agreement and in exchange for your full compliance with this Agreement and provided that you have met, and continue to meet, all of your obligations, agreements, and undertakings set forth herein, the Company agrees to pay you the gross amount of $7,500,000.00 (“Separation Pay”), less legally required withholdings, as follows: (i) $1,000,000.00 to be paid on the Employers’ next regular pay date following the expiration of the revocation period explained in Paragraph 14 of this Agreement without revocation, (ii) $3,500,000.00 shall be paid six (6) months from the execution of the Agreement, (iii) $1,500,000.00 shall be paid twelve (12) months from the execution of the Agreement, and (iv) $1,500,000.00 shall be paid eighteen (18) months from the execution of the Agreement.  The total Separation Pay shall be paid within eighteen (18) months from the execution of the Agreement.

3. Insurance Coverage / Long-Term Care.  As additional consideration hereunder, you and your currently covered dependents shall continue participation in any life insurance, medical and dental insurance, and long-term care insurance policy in effect as of the Effective Date, and for so long as you or your covered dependents remain eligible under the terms of each respective policy or plan.  The Employers shall pay the premiums associated with those policies or plans to the extent provided in each such plan.  For avoidance of doubt, the termination of your employment with the Employers shall not affect your continued participation in the policies and plans described in this section.  For avoidance of doubt, the termination of your employment with the Employers shall not affect your continued participation in the existing medical, dental and long term care insurance policies described herein, but eligibility and coverage thereunder will be governed in every other respect by the respective terms, conditions or rules of said policies, Medicare eligibility requirements, or other applicable, non-elective terms, conditions, rules or regulations.  With respect to the existing life insurance policy referenced herein the Parties agree to work together in good faith to maintain your participation in said policy or establish a reasonable equivalency for the same.

4. No Future Compensation.  Other than the obligations of the Company as set forth under the terms of Paragraphs 2 and 3 of this Agreement, you represent and agree that (a) you are not entitled to any other wages, salary, bonuses, or any other compensation or reimbursements from the Employers, including, but not limited, to any compensation under the Employers’ Executive Incentive Plan and Long-Term Incentive Plan, (b) the Amended and Restated Employment Agreement between the parties dated October 1st, 2008 (“Employment Agreement”), the Supplemental Executive Retirement Plan adopted by the Board of Directors of the Bank on December 14, 2006, as amended by subsequent  addendum regarding disability claims made effective as of September 1, 2018 (“SERP”), (c) disability insurance, 401(k) employer contribution, Company car, dues, etc., or any other  compensation or benefits except to the extent set forth in Paragraph 3, and (d) all non-vested equity awards will be forfeited.

5. General Release – Claims Against the Employers.  As is standard in situations where an employer is paying an employee additional compensation upon separation, you agree to fully and completely release, relinquish and forever discharge the Employers of and from any and all claims demands, disputes, obligations, promises, costs, charges, fees (including attorneys’ fees), expenses, taxes, fines, penalties, actions and causes of action of any kind, nature or description, whether known or unknown (including, but not limited to, for breach of any duty of good faith or other extra-contractual liability under any policy, and under the statutes, regulations or common law of any state), that you had or may have had, may now have or claim to have, or which may hereafter accrue, including without limitation any claims arising from or related to your employment or directorship with either of the Employers, save and except only claims arising out of this Agreement.  For the sake of clarity, you understand and acknowledge that, other than as set forth herein,  upon Effective Date of this Agreement, the Employers shall have absolutely no obligations whatsoever to you under the Employment Agreement, the SERP, or otherwise.  For purposes of this Agreement, the term “Employers” means and includes Berkshire Bank and Berkshire Hills Bancorp, Inc., their respective predecessors, successors and assigns, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agent, and all of their respective parent or controlling corporations, affiliates and subsidiaries, as the case may be, or any other legal entity describing Berkshire Bank and Berkshire Hills Bancorp Inc.’s organization or through which they conduct business.  Notwithstanding the forgoing, this section 5 shall not affect your right to indemnification of legal fees incurred by you in connection with your employment through and including November 26, 2018, as set forth in your Employment Agreement and set forth in paragraph 16 below.

6. General Release – Statutory and Regulatory Claims.  You represent and warrant that you have not filed any complaints, charges or claims against the Employers with any local, state or federal court or administrative agency.  Except with respect to any rights arising out of this Agreement, you specifically agree that you waive and release any and all manner of claims you ever had, now have or may have under any federal or state labor, employment, retaliation or discrimination laws, statutes, public policies, orders or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended, Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence, and breach of the covenant of good faith and fair dealing.  It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE, but that you are not waiving or releasing any rights or claims that arise after the date that this Agreement is executed.  The consideration given by the Employers in exchange for your General Release exceeds anything of value to which you otherwise were entitled in the absence of a waiver.

7.  General Release – Massachusetts Wage Act.  Not in limitation of the previous paragraph, by signing this Agreement, you agree and understand that you are waiving, relinquishing and releasing any and all claims or rights that you have or may have against the Employers arising under the Massachusetts Wage Act, G.L. c. 149, § 148, and/or its federal law equivalent.  You are not, however, waiving any rights or claims that may arise after the execution of this Agreement.  You specifically acknowledge that this waiver and release releases the Employers from liability to you for any alleged violation of the Massachusetts Wage Act and/or its federal law equivalent to the date of this Agreement.

8. General Release – EEOC, MCAD and Claims for Reinstatement.  With respect to the rights and claims that you are waiving, you are waiving not only your right to recover in any action that you might commence, but also your right to recover in any action brought on your behalf by any other party, including, but not limited to, the U.S. Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or department.  Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the Massachusetts Commission Against Discrimination (“MCAD”) to enforce the anti-discrimination laws.  Also, nothing in this Agreement may be used to justify interfering with the employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or MCAD.  In addition, and not in limitation of the foregoing, you hereby forever release and discharge the Employers from any liability or obligation to reinstate or reemploy you in any capacity.

9. Confidentiality.  The Parties agree to keep confidential all negotiations leading up to execution of the Agreement, including without limitation all communications and documents exchanged in connection therewith, except as required by regulatory inquiry, law, or court order.  You acknowledge and agree that you have been the recipient of confidential and proprietary business information concerning the Employers, including without limitation past, present, planned or considered business activities of the Employers, and agree that you will not use your knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Employers, or as may be required by regulatory inquiry, law, or court order.

You hereby covenant and agree that for a period of two (2) full years after the Resignation Date, you will not directly or indirectly engage in any activity or participate in any way in an effort designed exclusively or in concert with others to propose or effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of a majority of the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or Bank or any material portion of the Company’s or the Bank’s business or assets or any type of transaction that would result in a change in control of the Company or Bank (“Company Transaction”), including without limitation, participating in any way in efforts to exert control or influence over management or the Board of Directors, to present to anyone a proposal that could reasonably be expected to result in a Company Transaction, to propose or effect a change in control of the Company or Bank, to initiate, request, induce, encourage or give encouragement (publicly or otherwise) to any other person to initiate a proposal for a Company Transaction, to initiate, propose, submit, encourage or otherwise solicit shareholders to either place or remove an executive officer of the Company or the Bank, or any member of their Board of Directors, or to join with or assist any person or entity, directly or indirectly, in opposing in any way a proposal or director nomination submitted by Berkshire’s Board of Directors to a vote of Berkshire’s shareholders.

10. Cooperation.You hereby represent and warrant that you have returned documents and other property of the Employers.  You further agree (i) to cooperate with the Employers to the extent that your knowledge of facts concerning the Employers’ business is required to respond to any governmental or regulatory inquiry, or in connection with any court, administrative proceeding, or investigation related to matters that took place during the term of your employment, and (ii) to furnish such information and assistance to the Employers as may reasonably be required by the Employers in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  The Employers will reimburse you for your reasonable expenses incurred in complying this section.

11. Mutual Non-Disparagement.  The Parties agree not to make any disparaging statements concerning the other party which would reasonably be expected to affect adversely the reputation or goodwill of the other party.  With respect to the Employers, you acknowledge such non-disparagement obligations and protections extend to the Bank, the Employers, its affiliates and current or former officers, directors, employees or agents.  The Employers hereby acknowledge that the Employers’ obligation under this provision extends to senior management.  The provisions of this term of the Agreement shall not apply to any truthful statement required to be made by you or the Employers in any legal proceeding or in connection with any governmental or regulatory investigation.

12. Non-Competition.   For a period of one (1) full year after the Resignation Date, you hereby covenant and agree that you will not directly or indirectly (i) engage in, assist, or conduct any business that is the same as or in any way competes with, the business of the Employers or any of their respective subsidiaries and affiliates, in any city, town or county in which either Employer or any of their respective subsidiaries and affiliates has an administrative office, lending office or retail branch operation or (ii) participate in, have an interest in, or affiliate with in any capacity (including as a partner, shareholder, member, employee, principal, agent, trustee or consultant) any general or limited partnership, corporation, limited liability company, firm, association or other legal entity that engages, directly or indirectly, in any business that is the same as or in any way competes with, the business of the Employers.  You acknowledge that mutually agreed upon consideration exists to support the non-competition restrictions in the Agreement and that you have been afforded up to seven (7) business days to revoke your acceptance in writing.

13. Non-Solicitation of Employees / Customers.  You hereby covenant and agree that, for a period of eighteen (18) months following the Resignation Date, you shall not, without the written consent of the Employers, either directly or indirectly:

(a)      solicit, encourage or attempt to persuade or cause any officer or employee of the Employers or the Bank or any of their respective affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Employers; or

b) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of (i) causing any customer of the Employers or the Bank or any of their respective affiliates to terminate an existing business or commercial relationship with the Employers or the Bank or any of their respective affiliates or transfer some or all of such customer’s business or relationships with the Employers or the Bank or any of their respective affiliates; provided further, that it is expressly understood and acknowledged that this paragraph shall not prevent any customer of the Employers or the Bank or any of their respective affiliates from voluntarily electing to transfer its business or relationships so long as you have not in any way solicited, provided any information, advised, consulted, recommended or taken any action to encourage such customer to do so.

14. Period for Review and Revocation.  You acknowledge that you will have twenty-one (21) days from your receipt hereof in which to review this Agreement and consider whether or not it is in your best interest to accept our offer and sign this Agreement.  Furthermore, you may rescind this Agreement within seven (7) business days of the day you sign it, after which time, if not rescinded, this Agreement becomes irrevocable.  Prior to executing this Agreement, we advise you to consult with an attorney before signing this Agreement.  By signing this Agreement, you represent that you have carefully read this document, that you understand it, and that you have had an opportunity to consult with and review this Agreement with an attorney of your choice.  You also represent that you know and understand the contents of this Agreement; including its final and binding effect on your rights and duties, and that you freely and voluntarily assent to all the terms and conditions with the full intent of releasing the Employers from all claims.  You represent that the only consideration for signing this Agreement are the terms stated herein; that no other promises, representations or agreements of any kind have been made to or with you to cause you to sign this Agreement.  You represent that your releases, waivers, representations, warranties, undertakings, obligations and agreements set for the herein are in exchange for extra consideration to which you would not have been entitled in the absence thereof.  You further acknowledge and agree that the Employers are not undertaking to advise you with respect to any tax consequences of this Agreement and that you are solely responsible for determining those consequences.

15. Period for Rescission.  This Agreement shall become effective and enforceable the eighth business day after you have executed the document and delivered it to the Employers.  You understand that you have the right to revoke and rescind this Agreement at any time within that period.  If you choose to rescind, this Agreement may only be rescinded in its entirety.  Once rescinded, no provision of this Agreement shall be enforceable.

16. Indemnification.   Upon the execution of the Agreement, the Employment Agreement is superseded in its entirety, with the sole exception of Section 21, Indemnification, which remains in full force and effect, and is incorporated into the Agreement.  Nothing contained in this Agreement or otherwise shall limit or deprive the Employers from the ability to seek contribution from you for claims asserted in future litigation arising from conduct outside the scope of your employment, to the extent permitted by Massachusetts law..

17. Additional Consideration.  You acknowledge that the payments and benefits described in this Agreement constitute a special separation benefit which the Employers are providing in their discretion due to your unique circumstances and that you are not otherwise entitled to receive this entire separation package from the Employers.

18. Headings.  The headings set forth at the beginning of any paragraph of this Agreement are for the convenience of the parties and are not part of the substantive terms of this Agreement.  No headings shall be deemed to qualify, limit or modify the substantive terms of this Agreement in any respect.

19. Entire Agreement.  The Parties to this Agreement mutually agree and specifically acknowledge that we are entering into this Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to your employment and/or directorship with the Employers.  Except as set forth in Paragraph 16, this Agreement supersedes any previous agreement, whether written or oral, that you may have had with the Employers and any other agreement is merged into and extinguished by this Agreement.  This Agreement shall not be deemed an admission by the Employers of a violation of any statute or law or wrongdoing of any kind.

20. Governing Law.  The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law rules, and this Agreement shall be deemed to be executed and performed in Massachusetts.

21. Arbitration of all Disputes.   Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Boston, Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Employers may seek injunctive relief in a court of competent jurisdiction in Massachusetts to restrain any breach or threatened breach of any provision of this Agreement, including without limitation paragraphs 9, 12 and 13 above, without prejudice to any other rights or remedies that may otherwise be available to the Employers.
22. Savings Clause.  If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

23. Clawback.  The Employers, or their respective successors or assigns, shall retain the legal right to demand the return of any payments made to you under the Agreement as may be required by any federal or state regulators of the Company or the Bank, within applicable regulatory time periods.  You further agree that the confidentiality, non-disparagement, non-competition and non-solicitation obligations set forth in Paragraphs 9, 11, 12 and 13 of the Agreement are material terms of the Agreement.  If the Employers establish a breach of any provision of this Agreement, you acknowledge and agree that the Employers shall be entitled to recover from you the full amount paid, and to not pay amounts to be paid, to you, as well as all reasonable attorney’s fees and costs incurred by the Employers in a successful proceeding to enforce the Agreement.  You shall be entitled to recover from the Employers all reasonable attorneys’ fees and costs incurred by you in a successful proceeding to enforce the Agreement.  Before bringing a proceeding alleging your breach of

Paragraphs 9, 11, 12 and/or 13 of the Agreement, the Employers must provide written notice to you of their belief that such breach occurred within 30 days of the Employers’ knowledge of the existence of the conditions giving rise to such belief, and the notice shall describe the conditions believed to constitute a breach. You shall have 30 days to respond to such notice and, if practicable, to remedy such conditions.

24. Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile or electronically transmitted (e.g., “.pdf”) signatures shall have the same binding force and effect as original signatures.

25. No Presumption.  The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of his/its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any party on the grounds that it was more responsible for drafting the provisions.

26. Modification.  Any amendment or modification of this Agreement must be in writing and signed by duly authorized representatives of each of the parties.  Any modification or amendment not made in this manner shall have no force or effect.

[The remainder of this page is left blank intentionally.]

[See next page for signatures.]

If you are in agreement with the terms set forth above, please indicate by executing a copy of this Agreement and returning it to me.

BERKSHIRE HILLS BANCORP, INC.

By:   /s/ Richard M. Marotta
For the Entire Board of Directors

BERKSHIRE BANK

By:   /s/ Richard M. Marotta
For the Entire Board of Directors

I understand and agree completely to the
foregoing as of November 26, 2018

   /s/ Michael P. Daly
Michael P. Daly

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